Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

FIRST QUARTER 2018 RESULTS

New York, NY – May 4, 2018 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets, today reported results for the first quarter 2018.

Highlights

•	Net loss for the first quarter was $29.3 million, or $1.01 per share, compared to net income of $18.1 million, or $0.62 per share, in the first quarter of 2017. The net loss for the first quarter includes a $6.6 million loss from the sale of four vessels. Net loss excluding the loss from vessel sales was $22.7 million, or $0.78 per share.
•	Time charter equivalent (TCE) revenues(A) for the first quarter were $48.8 million, compared to $84.1 million in the first quarter of 2017.
•	Adjusted EBITDA(B) for the first quarter was $6.5 million, compared to $46.6 million in the same period of 2017.
•	Cash(C) was $91.2 million as of March 31, 2018; total liquidity was $141.2 million, including $50 million undrawn revolver.
•	The Company’s FSO joint ventures closed on a credit facility in April 2018; International Seaways received $110 million in proceeds from the drawdown of the facility.
•	Delivered a 2002-built MR and a 2004-built MR to buyers in January and February, respectively.
•	Agreed to sell an older VLCC during the first quarter, which delivered to buyers in April.
•	Completed sale and leaseback transactions for two 2009-built Aframaxes in March.
•	Subsequent to the end of the quarter, agreed to sell a 2001-built Aframax, a 2004-built MR and a 2003-built ULCC. The MR delivered to buyers in April.

“During the first quarter, we maintained our lean and scalable model with low breakevens, continued to benefit from our contracted fixed-rate charters, and increased our cash position to $91.2 million,” said Lois K. Zabrocky, International Seaways’ president and CEO. “We also continued to execute on our fleet growth and renewal strategy in 2018 year to date, highlighted by the sale of four vessels with an average age of 15.4 years. We also have taken important steps to enhance our financial flexibility ahead of the anticipated second quarter closing of the acquisition of six VLCCS, which is expected to increase the size of the Company’s fleet by 23% on a deadweight ton basis, following the recent sale of older vessels. While preparing these vessels for sale resulted in a reduction in revenue and increased costs in the near term, the sales generated substantial additional liquidity for the acquisition and balance sheet. We are pleased to add highly-efficient modern sister ships to our fleet, positioning the Company to significantly reduce its fleet’s age and enhance its earnings power.”

Ms. Zabrocky continued, “We are pleased to have recently closed on an attractive credit facility for our FSO joint ventures, which provides the Company with $110 million in proceeds and underscores the sizable contracted cash flows these vessels generate and the significant value of these assets. We believe we are well-positioned to complete the six-vessel acquisition based on our success increasing the Company’s liquidity position, combined with the expected assumption of the debt currently secured by the vessels. Going forward, we expect our balanced fleet deployment strategy and moderate level of predictable cash flows to enable International Seaways to both optimize revenue through the current tanker cycle and capitalize on the market recovery in both the crude and the product tanker sectors.”

Agreement to Acquire Six VLCCs

On April 18, 2018, the Company entered into a stock purchase and sale agreement to acquire the holding companies for six VLCCs from Euronav NV in connection with the closing of Euronav’s announced acquisition of Gener8 Maritime. The $434 million transaction is inclusive of assumed debt, and includes five 2016-built VLCCs and one 2015-built VLCC, each constructed at Shanghai Waigaoqiao Shipbuilding Co. The Company intends to fund the transaction, which is expected to close in the second quarter of 2018, with a combination of available liquidity, the assumption of all or part of the debt that is currently secured by the vessels, which will have an expected outstanding balance of $311 million (as of March 31, 2018), maturing between 2027 and 2028 and carrying a fixed annual interest rate of LIBOR plus 2.0%, and other incremental third-party financing. The transaction is subject to a number of closing conditions, including (i) consummation of Euronav’s announced acquisition of Gener8 Maritime, (ii) amendment of the Company’s existing credit facility as required to consummate the transaction, on terms and conditions reasonably acceptable to us, (iii) accuracy in all material respects of the representations and warranties, and compliance in all material respects with the covenants and agreements, made by Euronav in the agreement, and (iv) receipt of all required third-party consents, third-party approvals and regulatory approvals. If the Company is unable to receive the necessary consents from the lenders of its existing term loan with respect to the transaction, the Company has agreed, if Euronav so elects, to purchase the holding companies for the six vessels for the same $434 million purchase price and may or may not assume the debt secured by the vessels.  Euronav would then be expected to repurchase two of the 2016-built vessels from the Company for aggregate consideration of $143 million. Such repurchase may also involve prepayment of all or part of the outstanding debt obligations associated with the vessels and would be subject to certain other conditions.

First Quarter 2018 Results

Net loss for the first quarter was $29.3 million, or $1.01 per share, compared to net income of $18.1 million, or $0.62 per share, in the first quarter of 2017. The net loss in the first quarter of 2018 reflects a decline of $35.3 million in TCE revenues compared with the first quarter of 2017, a reduction in equity in income of affiliated companies of $5.3 million, a net loss on vessel disposals during the 2018 period of $6.6 million and the effect of positioning vessels for sale as part of our fleet renewal strategy.

Consolidated TCE revenues for the first quarter of 2018 were $48.8 million, compared to $84.1 million in the first quarter of 2017. Shipping revenues for the first quarter of 2018 were $52.0 million, compared to $88.8 million in the first quarter of 2017.

The reduction in equity in income of affiliated companies was principally attributable to decreases in earnings from the two FSO joint ventures as charter rates in the five-year service contracts that commenced in the third quarter of 2017 are lower than the charter rates included in the service contracts under which the FSO joint ventures operated during the first quarter of 2017.

Adjusted EBITDA was $6.5 million for the quarter, compared to $46.6 million in the first quarter of 2017, principally driven by TCE revenues.

Crude Tankers

TCE revenues for the Crude Tankers segment were $29.2 million for the quarter, compared to $56.0 million in the first quarter of 2017. This decrease resulted primarily from the impact of lower average blended rates in all of the Crude Tanker fleet sectors, aggregating approximately $28.0 million. VLCC, Aframax and Panamax spot rates declined to approximately $12,900, $10,000 and $12,700 per day, respectively. Approximately $3.9 million of the reduction in TCE revenues represents the impact of the Company’s only ULCC being idle for the entirety of the current quarter. The decline in TCE revenues also reflects a $3.5 million decrease in revenue in the Crude Tankers Lightering business during the current quarter. These declines were tempered by the impact of 234 additional revenue days, reflecting the two Suezmaxes and one VLCC that were acquired in the second half of 2017, aggregating $4.6 million. Shipping revenues for the Crude Tankers segment were $32.4 million for the quarter, compared to $59.9 million in the first quarter of 2017.

Product Carriers

TCE revenues for the Product Carriers segment were $19.6 million for the quarter, compared to $28.1 million in the first quarter of 2017. This decrease was primarily due to a decline in average daily blended rates earned by the MR, LR1 and LR2 fleets, with spot rates declining to approximately $11,200, $11,600 and $13,900 per day, respectively, accounting for $4.6 million of the decline in TCE revenues. Additionally, the impact of 324 fewer revenue days due to the sale of four MRs between August 2017 and February 2018 and the redelivery of a bareboat vessel late in December 2017 contributed to the lower TCE revenues, partially offset by 95 fewer MR drydocking days in the first quarter of 2017, as compared to the prior year period. Shipping revenues for the Product Carriers segment were $19.6 million for the quarter, compared to $28.9 million in the first quarter of 2017.

Vessel Sales

During the quarter, the Company delivered a 2002-built MR and a 2004-built MR to buyers in January and February, respectively. The Company also completed sale and leaseback transactions for two 2009-built Aframaxes during the quarter. The associated bareboat charters are for periods ranging from 70 to 73 months and contain purchase options executable by the Company, commencing at the end of the third year.

The Company also agreed to sell a 2000-built VLCC, which was classified as held for sale at March 31, 2018 and delivered to its buyer in April. In April, the Company agreed to sell a 2001-built Aframax, a 2004-built MR and a 2003-built ULCC, which is conditional on the closing of the agreement to acquire the six VLCCs from Euronav NV. The 2004-built MR was delivered to the buyer in April and the other vessels are expected to be delivered to their buyers during the second quarter of 2018.

Closing of Credit Facility by FSO Joint Ventures

In April, the Company announced that its joint ventures with Euronav NV, which own the FSO Africa and FSO Asia floating storage and offloading service vessels, closed on a $220 million credit facility. Based on INSW’s 50% ownership in the joint ventures, the Company has received $110 million in proceeds from the drawdown of the facility, which it expects to use for general corporate purposes, including to partially fund the previously announced agreement to acquire six VLCCs. The joint venture facility has an interest rate of LIBOR plus 2% and amortizes over the remaining terms of the five-year contracts with North Oil Company (NOC), in July 2022 and September 2022, for the FSO Asia and FSO Africa, respectively. ING Bank Belgium SA/NV and ABN AMRO Bank N.V. acted as joint lead arrangers for the credit facility.

Conference Call

The Company will host a conference call to discuss its first quarter 2018 results at 9:00 a.m. Eastern Time (“ET”) on Friday, May 4, 2018.

To access the call, participants should dial (855) 940-9471 for domestic callers and (412) 317-5211 for international callers. Please dial in ten minutes prior to the start of the call.

A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at http://www.intlseas.com.

An audio replay of the conference call will be available starting at 12:00 p.m. ET on Friday, May 4, 2018 through 11:59 p.m. ET on Friday, May 11, 2018 by dialing (877) 344-7529 for domestic callers and (412) 317-0088 for international callers, and entering Access Code 10119732.

About International Seaways, Inc.

International Seaways, Inc. (NYSE:INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owned and operated a fleet of 53 vessels as of March 31, 2018, including one ULCC, nine VLCCs, two Suezmaxes, eight Aframaxes/LR2s, 12 Panamaxes/LR1s and 15 MR tankers. Through joint ventures, it has ownership interests in four liquefied natural gas carriers and two floating storage and offloading service vessels. Additionally, the Company has signed a stock purchase and sale agreement to acquire six modern VLCCs, subject to certain financing and other conditions, expected to close during the 2nd quarter of 2018. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s plans to issue dividends, its prospects, including statements regarding vessel acquisitions, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2017 for the Company, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

David Siever, International Seaways, Inc.

(212) 578-1635

dsiever@intlseas.com

Consolidated Statements of Operations

($ in thousands, except per share amounts)	Three Months Ended
	March 31,
	2018	2017
	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$35,514	$49,773
Time and bareboat charter revenues	7,913	17,350
Voyage charter revenues	8,551	21,627
Total Shipping Revenues	51,978	88,750

Operating Expenses:
Voyage expenses	3,177	4,618
Vessel expenses	36,658	33,728
Charter hire expenses	8,623	11,351
Depreciation and amortization	17,624	18,616
General and administrative	6,029	6,274
Separation and transition costs	-	735
Loss on disposal of vessels and other property	6,573	-
Total operating expenses	78,684	75,322
(Loss)/income from vessel operations	(26,706)	13,428
Equity in income of affiliated companies	8,340	13,606
Operating (loss)/income	(18,366)	27,034
Other income	679	204
(Loss)/income before interest expense and income taxes	(17,687)	27,238
Interest expense	(11,621)	(9,167)
(Loss)/income before income taxes	(29,308)	18,071
Income tax provision	(8)	(4)
Net (loss)/income	$(29,316)	$18,067

Weighted Average Number of Common Shares Outstanding:
Basic	29,106,180	29,180,255
Diluted	29,106,180	29,195,544

Per Share Amounts:
Basic and diluted net (loss)/income per share	$(1.01)	$0.62

The Company adopted ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (ASC 715), which requires that an employer classify and report the service cost component in the same line item or items in the statement of operations as other compensation costs arising from services rendered by the pertinent employees during the period and disclose by line item in the statement of operations the amount of net benefit cost that is included in the statement of operations. The other components of net benefit cost would be presented in the statement of operations separately from the service cost component and outside the subtotal of income from operations. The Company adopted this accounting standard on January 1, 2018 and has applied the guidance retrospectively.

Consolidated Balance Sheets

($ in thousands)

	March 31,	December 31,
	2018	2017
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$53,472	$60,027
Voyage receivables	50,696	58,187
Other receivables	2,621	4,411
Inventories	3,977	3,270
Prepaid expenses and other current assets	9,781	5,897
Total Current Assets	120,547	131,792

Restricted cash	37,714	10,579
Vessels and other property, less accumulated depreciation	1,019,049	1,104,727
Vessel held for sale, net	17,940	5,108
Deferred drydock expenditures, net	26,014	30,528
Total Vessels, Deferred Drydock and Other Property	1,063,003	1,140,363
Investments in and advances to affiliated companies	384,024	378,894
Other assets	7,184	2,856
Total Assets	$1,612,472	$1,664,484

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$24,707	$22,805
Payable to OSG	34	367
Current installments of long-term debt	20,625	24,063
Total Current Liabilities	45,366	47,235
Long-term debt	500,643	528,874
Other liabilities	2,821	2,721
Total Liabilities	548,830	578,830

Equity:
Total Equity	1,063,642	1,085,654
Total Liabilities and Equity	$1,612,472	$1,664,484

Consolidated Statements of Cash Flows

($ in thousands)	Three Months Ended March 31,
	2018	2017
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net (loss)/income	$(29,316)	$18,067
Items included in net income not affecting cash flows:
Depreciation and amortization	17,624	18,616
Amortization of debt discount and other deferred financing costs	1,250	1,979
Stock compensation, non-cash	629	740
Undistributed earnings of affiliated companies	(8,425)	(13,436)
Other – net	-	131
Items included in net income related to investing and financing activities:
Loss on disposal of vessels and other property	6,573	-
Cash distributions from affiliated companies	6,212	-
Payments for drydocking	(1,249)	(7,026)
Insurance claims proceeds related to vessel operations	1,061	5
Changes in operating assets and liabilities	1,187	(7,803)
Net cash (used in)/provided by operating activities	(4,454)	11,273
Cash Flows from Investing Activities:
Expenditures for vessels and vessel improvements	(1,911)	(397)
Proceeds from disposal of vessels and other property	57,430	-
Expenditures for other property	(126)	(26)
Investments in and advances to affiliated companies, net	869	(74)
Repayments of advances from joint venture investees	2,488	-
Net cash provided by/(used in) investing activities	58,750	(497)
Cash Flows from Financing Activities:
Payments on debt	(33,438)	(1,546)
Cash paid to tax authority upon vesting of stock-based compensation	(278)	(164)
Net cash used in financing activities	(33,716)	(1,710)
Net increase in cash, cash equivalents and restricted cash	20,580	9,066
Cash, cash equivalents and restricted cash at beginning of year	70,606	92,001
Cash, cash equivalents and restricted cash at end of period	$91,186	$101,067

The Company adopted ASU No. 2016-18, Statement of Cash Flows (ASC 230), Restricted Cash, which requires that amounts generally described as restricted cash and restricted cash equivalents be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The standard is effective for annual periods beginning after December 31, 2017 and interim periods within that reporting period. The Company adopted this accounting standard on January 1, 2018. The adoption of this accounting standard resulted in the inclusion of restricted cash by $10,579 from December 31, 2017 in the beginning-of-period amount shown on the statement of cash flows for the three months ended March 31, 2018.

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended March 31, 2018 and the comparable period of 2017. Revenue days in the quarter ended March 31, 2018 totaled 4,066 compared with 4,151 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release.

	Three Months Ended March 31, 2018			Three Months Ended March 31, 2017
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
ULCC
Average TCE Rate	$—	$—		$—	$42,595
Number of Revenue Days	90	—	90	—	90	90
VLCC
Average TCE Rate	$12,926	$13,085		$38,794	$42,141
Number of Revenue Days	617	89	706	564	88	652
Suezmax
Average TCE Rate	$14,927	$—		$—	$—
Number of Revenue Days	180	—	180	—	—	—
Aframax
Average TCE Rate	$9,955	$—		$15,735	$—
Number of Revenue Days	554	—	554	585	—	585
Panamax
Average TCE Rate	$12,691	$11,562		$14,431	$21,450
Number of Revenue Days	180	537	717	494	184	678
Total Crude Tankers Revenue Days	1,621	626	2,247	1,643	362	2,005
Product Carriers
LR2
Average TCE Rate	$13,911	$—		$17,735	$—
Number of Revenue Days	90	—	90	90	—	90
LR1
Average TCE Rate	$11,639	$—		$17,396	$19,034
Number of Revenue Days	354	—	354	90	267	357
MR
Average TCE Rate	$11,235	$5,294		$12,586	$5,488
Number of Revenue Days	1,285	90	1,375	1,608	91	1,699
Total Product Carriers Revenue Days	1,729	90	1,819	1,788	358	2,146
Total Revenue Days	3,350	716	4,066	3,431	720	4,151

Revenue days in the above table exclude days related to full service lighterings and days for which recoveries were recorded under the Company’s loss of hire insurance policies.

Fleet Information

As of March 31, 2018 INSW’s owned and operated fleet consisted of 53 vessels, 39 of which were owned, 8 of which were chartered in, and 6 of which were held through joint venture partnerships (2 FSO and 4 LNG vessels)

	Vessels Owned		Vessels Chartered-in		Total at March 31, 2018
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	—	—	2	1.0	864,046
VLCC and ULCC	10	10.0	—	—	10	10.0	3,194,100
Suezmax	2	2.0	—	—	2	2.0	316,864
Aframax	5	5.0	2	2.0	7	7.0	787,859
Panamax	8	8.0	—	—	8	8.0	555,504
Crude Tankers	27	26.0	2	2.0	29	28.0	5,718,373

LR2	1	1.0	—	—	1	1.0	109,999
LR1	4	4.0	—	—	4	4.0	297,710
MR	9	9.0	6	6.0	15	15.0	740,601
Product Carriers	14	14.0	6	6.0	20	20.0	1,148,310

Total Crude Tanker & Product Carrier Operating Fleet	41	40.0	8	8.0	49	48.0	6,866,683

LNG Fleet	4	2.0	—	—	4	2.0	864,800 cbm
Total Operating Fleet	45	42.0	8	8.0	53	50.0	6,866,683 and 864,800 cbm

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended March 31,
($ in thousands)	2018	2017
Time charter equivalent revenues	$48,801	$84,132
Add: Voyage expenses	3,177	4,618
Shipping revenues	$51,978	$88,750

(B) EBITDA and Adjusted EBITDA

EBITDA represents net(loss)/income before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net (loss)/income as reflected in the consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended
($ in thousands)	March 31,
	2018	2017

Net (loss)/income	$(29,316)	$18,067
Income tax provision	8	4
Interest expense	11,621	9,167
Depreciation and amortization	17,624	18,616
EBITDA	(63)	45,854
Separation and transition costs	-	735
Loss on disposal of vessels and other property	6,573	-
Adjusted EBITDA	$6,510	$46,589

(C) Total Cash

($ in thousands)	March 31, 2018	December 31, 2017

Cash and cash equivalents	$53,472	$60,027
Restricted cash	37,714	10,579
Total Cash	$91,186	$70,606